Exhibit 4.6.2

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE LAKESHORE BIOPHARMA CO., LTD. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) IS THE TYPE THAT LAKESHORE BIOPHARMA CO., LTD. TREATS AS PRIVATE OR CONFIDENTIAL.

Contract Number: LNYS-CW-2025002

Finance Lease Contract (Sale and Leaseback)

Lessor: Zhonghao Financial Leasing (Tianjin) Co., Ltd.

Address: Room 202, Inspection Warehouse Office Area,
 No.6262, Awao Road, Tianjin Pilot Free Trade
 Zone (Dongjiang Free Trade Port Zone)

Unified social credit code:[***]

Legal representative: Yang Jiayu

Contact person:

Telephone:

Lessee: Liaoning Yisheng Biopharma Co., Ltd.

Address: 415 Daoyi South Street, Shenbei New
District, Shenyang City, Liaoning Province

Unified social credit code: [***]

Legal representative: Zhang Lei

Contact person: Zheng Chen

Tel: [***]

This Contract is voluntarily entered into by the Lessor and the lessee in accordance with the provisions of the Civil Code of the People’s Republic of China and relevant laws and regulations upon mutual agreement between the parties.

This Contract shall be binding upon both parties once it is signed.

Article 1 Leasing method

1.1 The method of finance lease under this Contract is sale and leaseback, that is, the lessee sells its own assets (hereinafter referred to as the “leased property”) to the lessor, and leases the leased property back for use from the lessor through this Contract, and pays the rent to the lessor in accordance with the contract. In the sale and leaseback business, the lessee and the seller of the leased property (hereinafter referred to as the “Seller”) are the same person.

1.2 The Lessee fully understands and agrees with the above finance lease method, and has negotiated with the Lessor for many times on the finance lease under this Contract and reached a consensus. In view of this, the Lessee shall not request to modify or cancel the Contract or the relevant provisions of the Contract on the grounds of “major misunderstanding”, “obvious injustice”, “fraud” or “coercion”.

Article 2 Lease Property

2.1 The lease items under this Contract refer to the items mentioned in the List of Lease Items (Appendix III, same hereinafter). Signed between the lease item and the lessor and the lessee the lease item purchase contract (after-sales leaseback) (attachment 1, similarly hereinafter) the appointment of buy and sell the subject matter.

2.2 The leased Property is purchased by the lessor from the lessee according to the lessee’s requirements and independent choice. The lessee does not rely on the lessor’s skills to determine the leased property and the seller, and the lessor does not interfere with the lessee’s choice of the leased property and the seller.

2.3 Both parties agree that the residual value of the leased property under this Contract at the end of the lease term (hereinafter referred to as the “residual Value of the Leased Property”) shall be 5% of the purchase price of the leased property paid by the Lessor. If otherwise agreed in the Schedule of Contracts (Appendix II, the same below), such agreement shall prevail. And both parties agree that such amount shall be used as the basis for dealing with matters related to the residual value of the leased property under the Contract.

2.4 The depreciation amount of the leased property under this Contract shall be calculated from the lease date, based on 95% of the purchase price of the leased property paid by the lessor, using the straight-line method. The depreciation period shall be the lease term stipulated in the Contract Schedule, and the depreciation amount shall be calculated on a daily basis. Both parties agree that the above method shall be used as the basis for calculating the value, depreciation and other relevant matters of the leased property hereunder.

2.5 If the Contract is deemed invalid by the People’s Court, the leased property shall be owned by the Lessor, and the Lessee shall return the leased property to the Lessor or make payment to the Lessor in the form of discount compensation, and the Lessor shall have the priority to request the Lessee to make discount compensation for the leased property. The total amount of the discount compensation shall be the sum of all the unpaid rent, other payments payable by the lessee and the residual value of the leased property.

2.6 tenant by providing false contract, invoices, vouchers and other ways, or assets with others pretend to be their own assets all sorts of way such as fiction, the lease item, cause the contract invalid by a people’s court, the lessor shall have the right to require the lessee to compensation, compensation for a total amount of all unpaid rent and other accounts payable and the sum of all rental damages of 20% of the principal; If criminal fraud is involved, the lessor shall have the right to investigate the lessee and relevant responsible persons for criminal liability in accordance with the law.

Article 3 Down payment

3.1 The Lessee shall timely pay the “down payment” to the Lessor after this Contract is signed. The specific amount, payment method and payment date shall be subject to the provisions of the Contract Schedule.

Article 4 Lease date, lease term and advance performance

4.1 The lease commencement date under this Contract shall be the date on which the lessor pays the purchase price of the Leased Property under the Purchase Contract of the Leased Property (Sale and Leaseback) in Appendix I to this Contract (the date of issue/endorsement recorded on the bill issued/endorsed by the lessor or the date of payment recorded on the telephonic payment voucher of the lessor, whichever is earlier), and shall not be subject to the actual delivery of the leased property. The lease term under this Contract shall be calculated from the lease date. The specific starting date and lease term shall be subject to the relevant provisions in the Contract Schedule.

4.2 If the Lessee requires the completion of the lease performance in advance before the expiration of the lease term, it shall notify the Lessor in writing one month in advance and pay to the lessor the balance of the lease principal, the compensation of 1% of the lease principal balance and other payments payable. Upon the Lessee’s performance of the aforesaid obligations, both parties may terminate the Contract in advance.

Article 5 Rent and payment of rent

5.1 The lease principal under this Contract is equal to the purchase price of the leased property paid by the Lessor.

5.2 Annual lease interest rate under this Contract = loan market quoted interest rate (LPR) published by the National Inter-Bank Lending Center applicable on the starting date of lease + basis point value (BP, in case of any inconsistency between the Contract Details in Appendix II and the Rent Payment Form in Appendix IV on the basis point value, the Rent Payment Form shall prevail). If the loan market quoted interest rate (LPR) changes during the lease term, the annual lease interest rate shall be adjusted in one of the following ways (the specific way selected in the Contract Schedule shall prevail);

(1) Fixed annual interest rate, that is, the annual lease interest rate determined on the starting date of lease shall be the constant annual lease interest rate during the lease term of this contract; The interest rate shall remain unchanged from the effective date of this Contract to the date when all the rental debts under this Contract are paid off;

(2) Floating annual interest rate, that is, if the loan market quoted interest rate (LPR) changes after the commencement of the lease, the Lessor will determine the lease annual interest rate on the lease annual interest rate adjustment date according to the loan market quoted interest rate (LPR) + basis point value (BP, subject to the provisions in the Contract Schedule) published by the National Inter-Bank Lending Center applicable on the lease annual interest rate adjustment date. The current rent of each period before and on the adjustment date of annual lease interest rate will remain unchanged, and the rent of each period will be calculated according to the adjusted annual lease interest rate from the next period. During the lease term, the annual interest rate adjustment date shall be January 1 of each year after the commencement date of the lease;

5.3 If the lease term is more than one year, the 5-year loan market quoted interest rate (LPR) published by the National Inter-Bank Offered Center shall apply; if the lease term is less than one year (inclusive), the 1-year loan market quoted interest rate (LPR) published by the National Inter-Bank Offered Center shall apply. The specific varieties selected in the Contract Schedule shall prevail.

5.4 If the floating annual interest rate is implemented in this Contract, if the loan market quoted interest rate (LPR) on the adjustment date of the annual interest rate of the lease is the same as the loan market quoted interest rate (LPR) on the starting date of the lease, the annual interest rate of the lease will remain unchanged and the Lessor will not issue a new Rent Payment Form to the lessee. The lessee shall pay the rent in accordance with the Rent Payment Form implemented before the annual interest rate adjustment date.

5.5 If the Contract is subject to a floating annual interest rate, the lessor does not need to obtain the prior consent of the lessee if the annual interest rate is adjusted on the date of adjustment of the annual interest rate; After the lessor adjusts the rent in accordance with Article 5.2 and 5.6 of this Contract, the lessor will issue a rent adjustment notice and a new Rent Payment Form to the lessee, and the lessee shall pay the rent to the lessor in accordance with the new Rent Payment Form. If there is any error in the calculation formula, data, date, etc., the lessee shall timely notify the lessor to correct it.

5.6 According to the lease principal, annual lease interest rate, number of lease terms, lease term and other conditions agreed in this Contract, choose one of the following methods to calculate the rent of each term, the specific method selected in the Contract Schedule shall prevail;

(1) Equal annuity method:

Rent per term = lease principal ×

(2) Equal principal method:

Rent per term =+ lease interest rate × lease principal ×

[Note; n terms (e.g., term 1, n=1; term 2, n=2)]

Other methods; For details, please refer to the relevant provisions in the Contract Schedule

5.7 The number of rental terms and the date of rent payment for each term of the lease shall be subject to the relevant provisions in the Contract Schedule and the Rent Payment Schedule.

5.8 Based on the starting date of lease and the method of rent calculation, the lessor shall make a Rent Payment Form, which sets out the amount of rent and the date of rent payment for each term, and notify the lessee in time after the starting date of lease. If there is any error in the calculation formula, data, date, etc., the lessee shall timely notify the lessor to correct it.

5.9 The Lessee shall pay rent and other payments to the Lessor in accordance with the amount, time and payment method stipulated in this Contract and the Rent Payment Form. The Lessee shall be responsible for all bank charges and other ancillary charges incurred in making the payment.

5.10 the rent pay day should be to the account for the rent, the lessee shall be in the rent for each pay day or the day before in advance (in case of holiday to one working day before) will be fully paid the rent to the lessor or the payee accounts designated by the lessor, otherwise regarded as overdue payment.

5.11 If the Lessee is late in paying rent and other payments due, the lessee shall pay the amount returned by the lessee in the following order; All costs and expenses incurred by the Lessee in order to induce the lessee to perform this Contract, overdue interest arising from overdue payment, payment payable as set out in Article 3.1 and 3.2 of this Contract, liquidated damages, overdue rent, lease interest and lease principal hereof.

5.12 the lessee to pay the current after the rent, the lessor to the lessee rent rate part of the current rental invoice issued. If the lessee delays in paying the current rent, the lessor shall issue the corresponding invoice to the lessee after receiving the overdue interest and the current rent; If the lessee delays in paying more than one period of rent, the lessor shall issue the corresponding invoice to the lessee after receiving all the overdue interest and all the overdue rent.

Article 6 Purchase and delivery of the lease item

6.1 The lessee enters into the Purchase Contract of the Leased Property (Sale and Leaseback) with the lessor for the purpose of financing, and sells its own assets, namely the leased property, to the lessor. In the sale to rent, the lessee shall ensure that its has complete ownership to the lease item for sell, not on the lease item set any creditor’s rights and real rights for security and any other rights, not any ownership or right in any registration authority to register. If the lessee to hide the ownership of the lease item, or the lease item, the purchase contract is confirmed invalid, revoked, or been lifted, and lead to a financial leasing contract be lifted, or the lessor of any damage, lessee shall pay the lessor the corresponding loss.

6.2 Before the lease item is sold to the Lessor, the Lessee shall provide the lessor with the original proof of interest in the lease item that the lessor deems necessary, including but not limited to the original purchase contract, invoice, payment voucher, installation and acceptance document, registration certificate, relevant approval or license certificate, etc.

6.3 the lessor pay to the lessee the lease item, from the date of the purchase price of the ownership of the lease item the transfer from the lessee to the lessor. Within 5 days after the lessee receives the purchase price of the leased property, the lessee shall timely issue the Certificate of Transfer of Ownership of the leased property to the lessor. If the lessee fails to issue the Certificate of Transfer of Ownership of the leased property in time, the lessee shall not fight against the ownership of the leased property obtained by the lessor on the grounds that the lessee fails to issue the Certificate of Transfer of Ownership.

6.4 Except that the purchase price of the leased property shall be paid by the Lessor, all other expenses payable for the sale of the leased property (including but not limited to registration fees for changes in taxes and fees) shall be borne by the Lessee.

6.5 As of the date when the Lessor pays the purchase price of the Leased Property, both parties acknowledge that the Lessor has delivered the Leased Property to the Lessee by means of possession modification. The Lessee shall not argue for any reason that it has not received the Lease Item.

Article 7 Defects in the Lease Item and the right of claim

7.1 given under this contract of the lease item is sold to the lessor by the lessee, the lessor of the lease item any defects (including quality problem) is not liable.

7.2 the lessee shall not lease item defects (including quality problem), repair or replacement, maintenance and other grounds dishonored, delay or not full specified amount pays the rent.

7.3 If the original seller of the leased property delays in delivering the leased property, installing and commissioning the leased property, or the original sales contract between the provided leased property and the originally purchased leased property (note; The lessee and agreed the contents of the original seller sign), or in the process of installation, commissioning, operation and quality guarantee period with quality defects, etc., according to the original sales contract prescribed by the lessee still lodge a claim against the seller. Claim the cost of produce and all legal consequences shall be borne by the lessee, the lessor is not liable. Whether or not the claim is in progress and whether or not the Lessee can be compensated through the claim, the Lessee shall pay the rent and other amounts due to the Lessor on time and in full as agreed herein.

Article 8 Possession, use, custody, repair, maintenance and replacement of the leased Property

8.1 the lessee the lease item possession and use of, because of the lease item itself and its Settings, storage, use and operation of all expenses, taxes and fees or fines shall be borne by the lessee.

8.2 lease use need all the relevant formalities for examination and approval shall be the responsibility of the lessee to handle and make sure the lease term effective, as a result of the lease item configuration, use such formalities for examination and approval or failure caused by the lessee cannot use the lease item, the lessor does not assume any responsibility, the lessee shall not refuse to pay under this contract for the payment.

8.3 In case of any damage or accident to the Leased Property, the Lessee shall bear the corresponding consequences. The Lessee shall still pay the rent to the Lessor on time and in full and restore the leased property to a state of complete normal use.

8.4 In the event that the Leased Property is lost, stolen or seriously damaged and cannot be repaired or is forced out due to changes in national policies (including but not limited to risks covered by insurance or other uninsured risks), the Lessee shall bear the corresponding consequences. The Lessee shall notify the Lessor in writing within 3 working days from the date of occurrence of any of the aforesaid circumstances of the leased property. The Lessor shall have the right to deal with the situation in accordance with the provisions of Article 13.1 and 13.2 hereof.

8.5 The Lessee shall be responsible for the maintenance, maintenance and repair of the Lease Property and bear the corresponding expenses directly. In case of failure of the Leased Property, only the manufacturer or the maintenance service provider authorized by the manufacturer shall be allowed to repair the Leased Property. Any dispute arising from the quality assurance, maintenance, maintenance or repair of the leased property shall be settled or litigated by the lessee through negotiation with the seller, manufacturer and maintenance service provider of the leased property in accordance with the provisions of the original sales contract. The Lessee shall pay the rent and other amounts payable to the Lessor on time and in full according to the provisions hereof, regardless of whether such disputes are under negotiation or litigation, and regardless of the result of negotiation or litigation.

8.6 Any parts installed or replaced on the Lease Item for maintenance, maintenance or repair shall be deemed to be an integral part of the Lease Item and shall be owned by Lessor.

8.7 The lessee shall be liable for all personal injury or property loss to any person (including but not limited to the lessor, lessee and a third party) caused by the lease item itself and its setting, storage, use and operation. If any third party claims against the Lessor, resulting in lessor’s compensation or other losses (including but not limited to the compensation paid by the Lessor, legal costs for handling the dispute, lawyer’s fees and other reasonable expenses and expenses, etc.), the Lessee shall compensate the Lessor for such compensation or losses.

8.8 If the leased property is damaged or lost, or if the lessee applies for replacement or addition of the leased property although it is not damaged or lost, the lessee may replace or add part of the leased property with the consent of the Lessor. The replaced or added equipment/assets will automatically become the leased property under this Contract, and the lessor will automatically acquire the ownership of the replaced or added equipment/assets. The lessee shall provide the lessor with the relevant ownership documents of the replaced or added leased property, and go through the relevant registration procedures of the leased property and the leased property insurance as agreed herein. To carry out the identification publicity and possession, use, profit, maintenance and maintenance, etc.

Article 9 Publicity and protection of the ownership of the leased property

9.1 The Lessor may spray or attach a mark indicating the ownership of the lessor on a prominent position of the leased property. The Lessee shall not cover, deface, alter, move or remove such mark without authorization before fully performing the obligations agreed herein.

9.2 If the Lease Item needs to be registered, the Lessee shall unconditionally cooperate with the registration of the Lease Item to the Lessor; In order to facilitate the lessee’s management and operation of the leased property, the leased property may be registered in the lessee’s name with the written consent of the Lessor; The aforesaid registration fees shall be borne by the lessee.

9.3 If the lease item needs to be registered in the name of the lessee, the lessee shall return the ownership proof materials (including but not limited to the purchase contract, invoice, qualification certificate, insurance policy, mortgage registration certificate, registration certificate, etc.) to the lessor for preservation within 5 days after the completion of registration. If the lessee needs to temporarily borrow the above ownership certificate, it shall go through the procedures of borrowing the ownership certificate with the lessor, and the lessee shall return the ownership certificate to the lessor within 7 days.

9.4 If the leased property is registered in the lessee’s name or the leased property does not need to be registered and publicized according to law, the lessee shall, within 5 working days from the date when the leased property is registered in the lessee’s name or the lessee receives the leased property, mortgage the leased property to the lessor and complete the aforesaid mortgage registration procedures. The mortgagee shall be the lessor or the third party designated by the lessor.

9.5 the parties confirmed that even if the lease item in the lessee registration name, in the performance of this contract before completion of the ownership of the lease item belongs to the lessor, the lessee shall not be registered against the lessor rent paid to the ownership and rights; The Lessee shall not use the convenience brought by the registration to transfer, gift, mortgage, pledge, contribute capital or take other actions that damage the ownership of the Lessor to any third party, failing which, the Lessee shall fully compensate the Lessor for all losses caused thereby, including but not limited to attorney’s fees and litigation/arbitration fees.

9.6 The Lessor shall have the right to register the Contract and the lease item in the Unified Registration and Publicity System of Movable Property Financing of the Credit Investigation Center of the People’s Bank of China or register it in other competent institutions, and to register the real right of the lease with the lessor as the owner in the relevant registration administration department. Shall have the right, in accordance with the relevant legal provisions of the lessor’s title to the lease item against a third person in good faith the other required to register, the lessee should cooperate unconditionally to the registration and assume to handle the registration all the taxes and fees.

9.7 if the lessor need, have the right to the lease item, the purchase invoice, certificate of approval, such as stamp, clear ownership and deadline.

9.8 the lessee without the written consent of the lessor shall not sublease the lease item transfer, gift,, mortgage, pledge, investing in or otherwise dispose of the lease item.

9.9 The Lessee shall immediately (within 24 hours) notify the Lessor of any situation that may damage the ownership and other rights and interests of the Lessor.

9.10 because of a third party claim of the leased property, property preservation or enforcement measures, etc., long-term harm to the ownership of the lessor, the lessee should be advocated and prove the lease item to the lessor, take corresponding measures to prevent the third party damage, and immediately notify the lessor. Due to the reason of the lessee, the lessor all the expenses incurred for such damage (including but not limited to court costs, attorney fees, etc.) or loss, the lessee shall indemnify the lessor.

9.11 When the Lease item is attached to any other movable or immovable property, the lessor’s ownership of the lease item shall not be changed.

9.12 If the Lessee has added or replaced parts or upgraded or updated the Leased Item, the added, replaced or updated items will automatically become an integral part of the Leased Item and the ownership of the leased item shall belong to the Lessor. In the lessor under this contract or through judicial means the disposal of the lease item, the lessee has no right to add, change or update any right to claim.

9.13 The Lessee shall periodically or at any time, as required by the Lessor, provide the Lessor with explanations of the use, damage, maintenance and other conditions of the Leased Property, so that the lessor can timely understand the actual condition of the leased property. The Lessor shall have the right to inspect the Leased Property at any time, including but not limited to checking the storage location and operation of the Leased property and the lessee’s maintenance of the leased property and maintenance records, etc. The Lessee shall actively cooperate and provide all convenience.

9.14 Lessee understands and agrees that Lessor shall install a monitoring system such as GPS (if applicable) on the Leased Property to ensure that Lessor supervises the Leased Property. If the lessee happen any breach under this contract (including but not limited to the lessee fails to pay the rent on time, and other payables), the lessor shall have the right to use the monitoring system of temporary limit the use of the lease item, the lessee any consequent losses shall be borne by the lessee themselves. If the lessee in a timely manner to correct the breach and obtain consent from the lessor, the lessor will remove restrictions, to restore the normal use of the lessee the lease item, continue to perform this contract.

9.15 The Lessee confirms and agrees that when the Lessee goes bankrupt, the Leased property is not the Lessee’s bankruptcy property, and the Lessor has the right to require the Lessee to return the Leased property to the Lessor or to recover the Leased property by himself or a third party entrusted by the Lessor.

Article 10 Insurance

10.1 If the lessee undertakes to the lessor to purchase insurance for the leased property on its own, or to entrust the lessor to purchase insurance on its behalf, the lessor or a third person designated by the lessor must be listed as the first beneficiary of the insurance on the policy. The term of insurance shall cover the whole term of the lease and extend to the date when the lessee has fulfilled its obligations under this Contract. The insurance premium shall be borne by the Lessee. If the lessee chooses to purchase insurance for the leased property by himself, the lessee shall directly pay the insurance company; If the lessor is entrusted to purchase insurance on behalf of the lessor, the insurance premium shall be paid to the lessor in advance, and the lessor shall pay to the insurance company.

10.2 If the lessee decides not to purchase insurance for the leased property, all risks arising from the failure to purchase insurance shall be borne by the lessee, and the lessee shall not refuse to pay rent to the lessor on this grounds.

10.3 If the Lessee chooses to purchase insurance for the leased property on its own, the lessee shall submit a Letter of Commitment for Purchasing Insurance from the lessor and purchase the designated type of insurance from the insurance company recognized by the Lessor within 5 working days from the date of delivery of the leased property. The lessor shall not bear any liability for the risks caused by the improper selection of the designated insurance. If the lessee considers that the designated insurance is insufficient to cover all the risks, the lessee may purchase other types of insurance other than the designated insurance according to its needs.

10.4 If the Lessee entrusts the lessor to purchase insurance on behalf of the lessor, the lessee shall submit the Confirmation of Purchase Insurance on behalf of the lessor, pay the insurance premium to the lessor in full and timely amount according to the provisions of Article 3.1 hereof, and provide the lessor with the information necessary for the purchase of insurance (including but not limited to initial invoice, product qualification certificate or motor vehicle registration certificate, etc.) in a timely manner. Lessor collected in insurance and deal with insurance required information within five working days from the date of purchase the specified is planted, the lessee has prompt insurance purchasing, follow up obligated to provide progress.

10.5 bought insurance entrusted lessor, the lessee due to insurance rate adjustment, the lessee delayed in pay insurance premium, or fails to provide the corresponding information failed to insure for the lessor causes the lessor or renewal, the resulting all losses shall be borne by the lessee.

10.6 act as purchasing agency of insurance entrusted lessor, the lessee specified is planted as a result of improper selection risk, the lessor does not undertake any responsibility. If the lessee considers that the designated type of insurance is insufficient to cover all the risks, the lessee may purchase other types of insurance other than the designated type of insurance on its own as required.

10.7 If the original insurance purchased by the lessor is changed to the lessee’s self-purchased insurance, the lessee shall bear the relevant expenses and liabilities arising therefrom, and the lessee shall sign the Letter of Commitment for Self-Purchased Insurance. If the original proposed insurance bought by the lessee purchasing insurance changed to the lessor, the lessee shall sign the “confirmation” bought insurance and pay insurance premium. Due to the change of insurance buying patterns lead to failure to deal with the resulting losses shall be borne by the lessee.

Insurance accident 10.8 of the lease item, the lessee shall be immediately to the insurance company underwriting and related agencies report, notify the lessor, and timely provide inspection reports and related information to the lessor, in conjunction with the lessor to insurance company claim for compensation. If the lessee misdetermines the damage inspection and claim due to the lessee’s fault, the lessee shall bear all the losses caused thereby.

10.9 if the lease item, the fine repair general insurance accident, the insurance compensation can be gotten authorized by the first beneficiary the lessee. The Lessee shall use the insurance indemnity to restore the leased property to a normal condition.

10.10 In case of any major insured event or total loss event that cannot be repaired, it shall be handled in accordance with the provisions of Article 13.1 and Article 13.2 hereof; The lessor may have priority in compensation for the insurance money, compensation or compensation obtained from the leased property.

10.11 In case of any of the following situations in connection with the insurance, the lessee shall bear all the consequences;

(1) An accident within the insured scope occurs to the leased property, and the insurance company refuses to settle the claim for various reasons;

(2) the leased property has an accident that is not covered by the insurance;

(3) An accident occurs after the delivery of the lease item to the effective date of the policy;

(4) an accident occurs on the leased property from the expiration of the policy to the renewal of the policy;

10.12 the lessee shall not be any reason to interrupt or revoke insurance, otherwise the lessee to take responsibility, caused by the lessor or his loss to the other, by the lessee to bear all the liability for compensation.

Article 11 Disclaimer of Liability

11.1 The Lessor shall not be liable for any commercial loss or loss of profit incurred by the Lessee in the course of its operations, or any operating loss arising from the provision, replacement, maintenance, maintenance, repair services or insurance claims of the leased property.

11.2 The Lessee shall bear all losses and liabilities arising from traffic accidents and safety accidents in the course of the Lessee’s possession and use of the Leased Property, and the Lessor shall not bear any liability. The lessor suffered therefrom, the lessee shall fully indemnify the lessor.

11.3 The parties hereby confirm that the Lessee does not rely on the Lessor’s skill and judgment to select the seller and the Lease Item, nor does the Lessor interfere with the Lessee’s selection of the seller and the Lease Item; The lessor never and parts design, conform to the specifications of the leased property, operation and status, the lease item for special purpose suitability, adequacy, or patent infringement and other matters relating to any representations or warranties, express or implied.

11.4 The Parties hereby confirm that; The lessor shall not be liable for any failure of the lessee to enjoy preferential policies such as tax reduction or subsidy due to the lessee’s subject qualification or failure to provide relevant materials in time.

11.5 Whether the lessee chooses to purchase insurance by itself or entrusts the lessor to purchase insurance on behalf of the lessee, if the leased property is damaged, lost, stolen, traffic accident or safety accident before the insurance is insured, or other accidents beyond the scope of claims under the insurance category occur after the insurance is insured, or the insurance company does not settle claims for various reasons, all risks and consequences arising therefrom shall be borne by the lessee. The lessor shall not be liable for any such loss.

Article 12 Representations and Undertakings

12.1 The Lessor makes the following representations and undertakings, which shall remain valid until the termination of this Contract;

(1) the lessor is in accordance with the relevant laws and regulations in China, the enterprise as a legal person duly organized and validly existing, have to sign and perform this contract qualification and ability, and the lessor signed this contract duly authorized representatives of the company;

(2) all the documents and data provided by the lessor to ensure its and signed and sealed by all is real, effective, complete and accurate and no hide;

(3) During the term of this Contract, the lessor shall notify the lessee in writing within 5 working days after the change of enterprise name, address and other matters;

12.2 The Lessee shall make the following representations and undertakings, which shall remain valid until the termination of this Contract;

(1) If the signing, effectiveness or performance of this Contract requires the approval and registration of relevant authorities, the Lessee undertakes to complete the relevant approval and registration procedures;

(2) The Lessee undertakes that, before the completion of the performance of this Contract, it shall cooperate with the lessor’s post-lease inspection and timely submit the relevant information of the lessee’s operating status (including but not limited to balance sheet, income statement and cash flow statement, etc.) to the lessor as required by the Lessor. The lessee undertakes that the information submitted shall comply with relevant Chinese laws and regulations. The Lessee warrants that the information submitted is in compliance with relevant Chinese laws and regulations and that it truly and objectively reflects the lessee’s operating conditions;

(3) the Lessee warrants that all documents, materials, signatures and seals provided by the Lessee are true, valid, complete, accurate and without any concealment;

(4) During the term of this Contract, the Lessee shall notify the lessor in writing within 5 working days after the change of enterprise name, legal representative, legal address, etc.;

(5) the lessee within the effective period of this contract, such as contract management, shareholding system reform, joint, merger, mergers, joint ventures, division, assets transfer, closed for () has been applied for bankruptcy, dissolution and application, and other enough to cause the interest of the relation of power and responsibility in the contract or affect the lessor action, shall be notified in written form 30 days ahead of the lessor, With the written consent of the lessor, the lessee shall fulfill the repayment responsibility;

(6) During the term of this Contract, without the written consent of the Lessor, the lessee shall not undertake debts for other enterprises, legal persons, other organizations or individuals that may affect the lessee’s ability to repay the rent hereunder, or provide external guarantees that may affect the lessee’s ability to repay the rent hereunder;

(7) The lessee warrants that it is qualified to use the leased property, that the use of the leased property does not exceed the scope permitted by its articles of association, business license and relevant qualifications, that the leased property and its setting place and project have obtained all licenses, approvals or approvals stipulated by laws and regulations and are legal and valid during the lease term, and that the leased property is used for lawful purposes. Properly keep and use the leased property during the lease term, and be responsible for the repair and maintenance of the leased property;

(8) The lessee guarantees that the source of its capital is legal and compliant, that the project where the leased property is located meets the capital ratio requirements stipulated by relevant laws and regulations, and that there is no illegal or untrue investment in the form of debt funds such as real debt of name shares, shareholder loans, loan funds, public welfare assets, reserve land, etc.;

(9) The lessee undertakes to actively cooperate with the lessor in anti-money laundering and anti-terrorist financing work, and cooperate with the lessor in identity identification, suspicious transaction report, customer identity information and transaction record preservation and other relevant work according to the regulations of regulatory authorities at all levels;

12.3 as a result of national policy changes, resulting in forced out of the lease, the lessor shall have the right to request early terminate the lease contract or require the lessee to provide equivalent approved by the lessor of the lease item.

12.4 The Lessee agrees and irrevocably authorizes the lease as follows

(1) The lessor has the right to inquire the lessee’s credit information from the basic database of financial credit information and enterprise credit information established by the state by itself or by entrusting a third party. The lessor shall have the right to disclose the credit information of the lessee or the materials provided by the lessee and related information to the lessor’s shareholders, directors, supervisors, financial institutions providing financing services for the lessor, consulting service institutions, accounting firms, law firms and other service institutions hired by the lessor, and shall have the right to print, save and use the information under the premise permitted by laws and regulations;

(2) The lessor, to the extent permitted by laws and regulations, Has the right to choose to the lessee’s basic information such as name, registered address and the financing lease activities under this contract and the performance activities in the formation of the transaction records, credit information and bad information (including not fulfil his obligations in accordance with the contract information, judgment or ruling of the people’s court, arbitration award this unit to perform its obligations, as well as the enforcement of information and the laws and regulations The state set up his bad information) of financial credit information database. At the same time, when the lessee breaches the contract, the lessor has the right to disclose the lessee’s breach information at its discretion according to the situation of breach, and may provide the relevant information to the collection agency, asset management company and other third-party institutions according to the needs of debt collection, creditor’s rights transfer, service outsourcing and so on. The Lessee hereby undertakes that, if the Lessee’s cooperation is required when the Lessor submits relevant materials due to business needs, the Lessee will unconditionally cooperate;

Article 13 Termination of the Contract

13.1 If the leased property is accidentally damaged or lost due to reasons not attributable to both parties, and a replacement cannot be repaired or determined, both the lessor and the lessee shall have the right to choose to continue to perform the Contract or terminate the Contract. But as a result of the reason of the lessee the lease item was damaged or lost, and cannot repair or to determine the substitute, the lessor shall have the right to choose to continue to perform the contract or terminate the contract, the lessee shall not be entitled to terminate this contract.

13.2 If the Lessee chooses to terminate the Contract under the circumstances specified in Article 13.1 hereof, the Lessee shall pay to the lessor the rent payable before the termination date, the overdue interest arising from the unpaid rent and other payments payable, and shall also pay to the lessor the compensation for the lease property. Compensation = lease item purchase price - according to the article 2.4 of this contract calculations is prescribed by the contract to lift, the amount of accumulated depreciation. If the insurance compensation for the damage or loss of the leased property has been received by the lessor, the amount of the insurance compensation may be deducted from it.

13.3 Under any of the following circumstances, the Lessor shall have the right to unilaterally terminate the Contract and take back the leased property:

(1) The lessee transfers, gifts, subleases, mortgages, pledges, invests in equity or otherwise disposes of the leased property without the written consent of the lessor:

(2) the lessee is not in accordance with the term of the contract and the amount of pay the rent, still did not pay within five days after receiving demand by the lessor;

(3) the provisions of the tenant in violation of article 9 of this contract, damage to the lessor of the ownership of the lease item:

(4) Other circumstances in which the lessee violates this Contract and the purpose of this contract cannot be realized;

13.4 the lessor shall, in accordance with the article 13.3 of this contract terminates the contract, the lessee shall be given to the termination of the contract within 5 days from the date of return the lease item to the lessor, the corresponding losses and pay the lessor. The corresponding loss compensation shall be calculated as follows: Corresponding damages amount = all the charterer did not pay the rent + due to the date of termination of the contract without paying the rent the overdue interest + other payables, the lease item purchased price - lessor repayment of the lease item, the lease item value (among them, Lessor repayment of the lease item, the lease item, the value of = of the lease item, the purchase price - according to the article 2.4 of the contract of calculations by the accumulated depreciation amount of repayment of the lease item). This contract within the lease term, the lessor invalidate the contract from the date of repayment of the lease item to the lessor.

After the termination of the contract, return the lease item to the lessor, the lessee shall within five days from the date of termination of the contract to stop using, return the lease item to the lessor, and agree to the following requirements:

(1) the lessee shall comply with the lessor’s instructions, unconditional out-of-pocket expenses (including the need to remove the obstacles, disassembly, packing, transportation, etc.) will return in good condition of the lease item to the place designated by the lessor;

(2) If the lessee continues to use the leased item, or refuses to return the leased item, the lessor and its agent shall have the right to enter the place where the leased item is stored and retrieve the leased item, and the lessee shall provide assistance;

(3) If the lessee continues to use the leased property or refuses to return the leased property, the lessor shall have the right to take unilateral measures to prohibit the lessee from using the leased property without judicial procedures, or to retrieve the leased property by himself or by entrust others without judicial procedures;

(4) If the lessor retrieves the leased property by himself, the lessee shall fully compensate the lessor for the expenses incurred in the process of retrieving the leased property, such as disassembly, packaging, transportation, storage and sale;

(5) after the lease item return the lessor, the lessee or the lessor or entrust others to retrieve the lease item on its own, or don’t return in accordance with the contract of the lessee’s rent per person has the right to through the sale, transfer, lease, auction or other assessment application for judicial organs in accordance with the treatment of the lease item, the lessee agrees to pay and confirm the lessor of the lease item processing methods and processing cost;

After the termination of the contract, if the lessee delays in returning the leased property, it shall, in addition to compensating for the corresponding losses as stipulated in the first paragraph of this Article, compensate the lessor for the losses caused to the lessor during the period of continuing to possess the leased property. Compensation for loss of continued possession of the leased property = 20% of the daily rent calculated according to the rent standard agreed herein x the number of days of continued possession of the leased property, and the daily rent calculated according to the rent standard agreed herein = the total contract rent agreed in Appendix IV of this Contract ÷ the total number of days of the lease term. The number of days of continued possession of the leased property shall be the number of days from the date of termination of this Contract to the date when the leased property is actually returned to the lessor.

13.5 due to the lease item purchase contract (after-sales leaseback) be lifted, is determined to be null and void or revoked, the lessor has the right to unilaterally terminate this contract, at the same time, the lessee shall compensate lessor corresponding loss compensation for all the charterer did not pay the rent, fails to pay the rent of overdue interest, other payables and the sum of the lease item purchased price.

13.6 If the Lessor fails to obtain or loses the ownership of the Leased property due to the reasons of the Lessee, the Lessor shall have the right to terminate the Contract; At the same time, the lessee shall compensate the lessor for the corresponding losses, and the amount of compensation for losses shall be the sum of all the unpaid rent of the lessee, the overdue interest arising from the unpaid rent, other payments payable and the retention and purchase price of the leased property.

Article 14 Breach of Contract and remedies

14.1 Both parties guarantee to strictly perform all provisions hereof. If either party breaches the relevant provisions hereof, it shall bear the corresponding liability for breach of contract.

14.2 The Lessee shall pay overdue interest to the Lessor in the event that the Lessee delays in paying the rent and other payments due under this Contract. Overdue interest = Overdue payment amount X0.05% (if otherwise agreed in the Contract Schedule, such agreement shall prevail) × number of overdue days.

14.3 If the lessee breaches any of the following circumstances, it shall pay liquidated damages to the lessor:

(1) Providing false lease application materials or concealing major circumstances. Liquidated damages = lease principal ×0.5%.

(2) The lessee has not returned the relevant warrants (including but not limited to initial invoice, product qualification certificate or motor vehicle registration certificate, etc.) of the leased property borrowed from the lessor within 7 days after being urged to do so. Penalty for breach of contract = number of days for delayed return ×1000 yuan.

(3) If the lessor violates the provisions of Article 9 of this Contract and damages the ownership of the leased property, liquidated damages = lease principal ×0.1%;

(4) If the lessee fails to timely handle the lease property insurance as agreed herein, the liquidated damages = lease principal ×0.1%;

(5) If the lessee fails to cooperate with the lessor in going through the mortgage registration procedures of the leased property, penalty = lease principal ×0.1%:

(6) the lessee not cooperate with the lessor rent after inspection, liquidated damages = leasing principal x 0.1%.

14.4 occurred circumstances listed in article 13.3 of this contract, lessor has the right to choose any one or more of the following remedial measures

(1) Terminate the contract, take back the lease item, and deal with it accordingly in accordance with Article 13.4 of the Contract:

(2) To terminate the contract, the lessee shall be required to pay the rent and overdue interest due on the date of termination of the contract, and return the lease item to the lessor. If the lessee returns the lease item to the lessor, it shall be handled in accordance with the provisions of paragraph 2 of Article 13.4 of this Contract:

(3) require the lessee to one-time payment under this contract fails to pay the rent and interest, overdue outstanding rent, the lease item purchased price payable;

(4) to take necessary measures to control the use and disposal of the lease item (including but not limited to enable monitoring and control system for limited use of the lease item, etc.), the resulting all losses shall be borne by the lessee.

14.5 lessee breach of contract, the lessee shall also compensate for the lessor shall be investigated by the lessee to liability for breach of contract and all the other expenses (including but not limited to legal fees, notary fees, lawyer fees paid for the lessor, the lessor to recover and disposal the full cost of the lease item, etc.).

Article 15 after the expiry of the lease term of the lease item

15.1 If the Lessee does not have any breach of contract under this Contract and pays the rent and other payable payments in time, the Lessee shall have the right to retain and purchase the leased property at the retention purchase price of RMB 100 after the expiration of the lease term. After I receive my retention payment, the shipowner shall promptly to the ownership transfer certificate issued by the lessee, and handed over to the lease item, the relevant authority (including but not limited to the initial invoice, product certification or motor vehicle registration certificate, etc.). Lease transfer, registration of change of related fees (if any) shall be borne by the lessee. The ownership of the leased property is transferred as is, and the lessor is not under any obligation to maintain, renovate, repair, etc.

In 15.2 the lessee pays the rent and other accounts payable, or there are other default, but before the expiration of the lease term to pay the overdue interest thereof, default fine, all the rent and other accounts payable or rectify the default behavior, may apply to the retention of the lease item, the lessee, the lessor agrees to the lessee to not greater than 5% of the lease item, the salvage value of the price to keep purchasing the lease item.

15.3 the lessee will pay the rent and other accounts payable, or there are other significant default, and before the expiration of the lease term failed to pay for the overdue interest thereof, default fine, all the rent and other accounts payable, the lessor in accordance with article 13.3 and article 13.4 of this contract, article 14.4 of agreement need legal responsibility shall be investigated for the lessee, The retention purchase price of the leased property shall be 5% of the residual value of the leased property.

15.4 to lease term expires, the lessee failed to pay the overdue interest thereof, default fine, all the rent and all other payables, may exercise the rights of purchasing the lease item, lease term expires, the ownership of the lease item belongs to the lessor, the lessee shall stop using within 5 days after expiration of the lease, return the lease item to the lessor, And I agree to the second paragraph of article 13.4 of this contract in accordance with the contract way of treatment.

In case of delay in returning the lease item, the lessee shall compensate the lessor for the loss caused to the lessor during the period of continued possession of the lease item. Compensation for loss of continued possession of the leased property = 10% of the daily rent calculated according to the rent standard agreed herein × the number of days of continued possession of the leased property. The daily rent calculated according to the rent standard agreed herein = the total amount of the contract rent agreed in Appendix IV hereof ÷ the total number of days of the lease term. Continue to possession of the lease item, the number of days since the day after the expiration of the lease term to the contract of the real return to the lessor of the lease item, the number of days.

15.5 whether or not the lessee has the right to according to this contract agreement at the expiration of the lease to ownership of the lease item, the lease term and all lease before the liquidation, the lessee shall not lease equipment all or all future identity just signed the lease item any file or issue any commitment or for any other disciplinary actions. In front of the lease term or lease debt-service completely in case the lessee enters into bankruptcy, the lease item is not part of its bankruptcy assets.

Article 16 Force majeure

16.1 of this contract, the term “force majeure means any objective circumstance which is unforeseeable, unavoidable and insurmountable, including but not limited to, war, labor disputes, strikes, earthquakes, landslides, mud-rock flow, mining, fire, flood, demonstrations, riots, government restrictions, such as major infectious disease outbreaks.

16.2 During the lease term, the lessor shall not be liable for any loss caused by force majeure events to the Lessee, and the Lessee shall not refuse to pay or delay paying the rent on this grounds.

Transfer of lessor’s rights

17.1 Provided that the lessee is guaranteed to enjoy the rights hereunder and the lessee’s use of the leased property is not affected, the lessor may, without notifying the lessee or obtaining the consent of the lessee, carry out factoring, transfer, financing, joint (joint) leasing, pledge, mortgage, etc., all or part of the rights hereunder or the leased property. The lessee shall cooperate with the lessor exercising the rights mentioned above.

Article 18 Guarantee

18.1 In order to ensure the performance of this Contract, the Lessor shall have the right to require the Lessee or a third party provided by the Lessee to provide security for all debts of the Lessee under this Contract.

18.2 In the event of a decline in the credit of the Lessee, a decline in the value of the collateral or other circumstances that may seriously affect the realization of the Lessor’s creditor’s rights, the Lessor shall have the right to require the Lessee to provide other security as a supplement or substitute for the above security.

Article 19 Title, Governing Law and Dispute Resolution

19.1 The headings contained herein are for convenience only and shall not affect the meaning or semantics of any clause. This Contract shall be governed by the laws of the People’s Republic of China (for the purpose of this Contract, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Region).

19.2 In case of any dispute arising from this Contract, if no agreement can be reached through negotiation, either party may file a lawsuit with the people’s court having jurisdiction in the place where this Contract is signed.

Article 20 Appendix to the Contract

20.1 This Contract and its annexes constitute a complete contract. The Contract has the following annexes:

Purchase Contract of Leased Property (Sale and Leaseback) (Appendix I);

Contract Schedule (Appendix II);

List of Leased Property (Annex III);

Rent Payment Form (Appendix IV);

Other documents signed by both parties clearly marked as attachments to this Contract.

Article 21 Contract amendment and supplementary agreement

21.1 If it is necessary to amend some terms hereof, both parties shall sign a written supplementary agreement for such amendment.

21.2 For matters not covered herein, both parties may enter into a written supplementary agreement upon mutual agreement.

Article 22 Effectiveness of this Contract

22.1 This Contract (including attachments) shall come into force upon being signed or sealed by both parties.

22.2 This Contract is made in quadruples-two by the lessor and two by the lessee. If one party needs to increase the number of copies, it may make copies with the consent of both parties, and each copy shall have the same legal effect.

Article 23 Address of Service and legal consequences

23.1 the lessor and the lessee to confirm the effective address of service of the correspondence address shown for the first page of this contract.

23.2 the lessor and the lessee to confirm the address of service scope includes both sides accusing the when all kinds of notices, agreements and other documents and contract dispute in the service of legal documents and related documents, include both in dispute arbitration and civil procedure of first instance and second instance and retrial and execute a program.

23.3 the address of service of the lessee and the lessor shall fulfill their obligation to inform, when need to change should be within 5 working days after the change of a written notice to the other party: in arbitration and civil procedure when the parties to address change shall be submitted to the arbitration agency, the court to fulfill its obligation to delivery address change notification: The lessor or the lessee not according to the way to perform the duty of notice both parties confirm the delivery address is still as a valid address of service, for the parties to provide or confirm the address of service of inaccurate, failed to timely inform the other party in accordance with the program after delivery address change and the court, the parties or designated recipient refused to sign for it, lead to actual receive legal documents has not been a party, By mail, in order to document returned as from the date of delivery date; In case of direct service, the date on which the addressee notes the situation on the receipt of service on the spot shall be deemed as the date of service: if the obligation of notifying the change of address of service is fulfilled, the changed address of service shall be regarded as the effective address of service. For the address of service specified in the contract by the aforesaid parties, the court may serve the document by mail directly at the time of service. Even if the party fails to receive the document served by mail by the court, it shall still be deemed to have been served due to the agreement in the contract.

23.4 disputes in the process of arbitration, civil litigation, such as the investigations and direct delivery address confirmation, submitted to the arbitration agency, court should confirm the address and confirm the delivery address before litigation is not consistent, can be submitted to arbitration, the court address of service of confirmation (the delivery address for the above agreed delivery mode and the legal consequences).

Article 24 Special Prompt

At the time of signing this Contract, the Lessor has made a detailed explanation to the Lessee of all the terms of this Contract (especially the clauses in bold words) and both parties have no doubt about all the terms of this Contract, and have an accurate understanding of the relevant laws of the rights and obligations and the exemption clauses of both parties.

Lessor (seal) : Lessee (seal) :

The legal representative (signature) : the legal representative (signature) :

Or Authorized representative (signature) : or Authorized representative (signature) :

Date of signing the contract: DD

Place of signing: Chaoyang District, Beijing

Attachment 1: Finance Lease Contract (Sale and Leaseback) No. : LNYS-CW-2025002

Lease Purchase Contract (Sale and Leaseback)

The buyer (party a) : Zhonghao Financial Leasing (Tianjin) Co., Ltd.

Seller (Party B) : Liaoning Yisheng Biopharma Co., Ltd.

In view of both parties signed the number of the financing lease contract (after-sales leaseback), party b will be its own assets (see the “finance lease contract (after-sales leaseback) annex 3 of the lease item listing, hereinafter referred to as” lease “) to sell to party a, as the “contract for financial leasing (after-sales leaseback) under the lease item. Through mutual agreement, Party A and Party B agree to enter into this Contract for mutual observance.

Article 1 The total purchase price of the leased property agreed upon by both parties is RMB 30,000,000.00 (in words: RMB 30 million only) based on the initial purchase period, book value and condition of the leased property and other comprehensive factors. Within 5 working days after the following conditions are met, Party A shall pay RMB 30,000,000.00 to Party B by bank teletransfer and RMB 0.00 to Party B by bank acceptance draft. However, the payment made by Party A to Party B shall not be deemed as Party A’s recognition of any breach of contract by Party B, nor shall it affect Party A’s claim of any rights and obligations against Party B in accordance with the Finance Lease Contract (Sale and Leaseback) or this Contract.

(1) The “finance lease contract (after-sale lease back) and the contract has been signed and take effect;

(2) Party b to party a to submit original rights vouchers for inspection to the lease item, including but not limited to the original purchase contract, invoice and payment vouchers, installation acceptance documents, the registration certificate, approval or permit;

(3) Party b has to cooperate with party a to deal with the completion of the contract for financial leasing (after-sales leaseback) of the relevant clause 9.6 below registration;

(4) Other materials required by Party A.

Article 2 party b ensure the has full ownership of the lease item under this contract, and there is no third party shall enjoy the right of priority, mortgage, pledge and other collateral rights, also do not have the ownership dispute or other disputes, there is no judicial organs have been defects of title to the seizure, detainment or other effects. Such as selling the lease item subject to relevant departments for approval, and then by party b is responsible for the examination and approval formalities. Party B shall compensate Party A for any loss caused to Party A by Party B’s breach of the aforesaid obligations and shall be liable for breach of contract.

Article 3 the party a to pay on the date of the lease item, the transfer price, party a is to obtain the ownership of the lease item. If party a to pay the lease item, the transfer price, temporarily found party b has not obtained the ownership of the lease item, will obtain the ownership of the lease item, but the fact is actually obtains the ownership of the lease item to party b immediately when the ownership of the transferred to party a.

Article 4 In accordance with the provisions of the aforementioned Finance Lease Contract (Sale and Leaseback), both parties shall not actually deliver the leased property, and Party B shall continue to possess and use the leased property.

Article 5 a party to the lease item, the quality defects, such as does not undertake any responsibility. In case of any problem with the leased property that is the responsibility of the original seller, Party B shall make a claim against the original seller, and the expenses and results of such claim shall be borne and enjoyed by Party B. During the claim period or during the period when the leased property cannot be used normally, Party B shall not refuse to pay or delay in paying the rent.

Article 6 Any dispute arising from this Contract shall be settled and settled together with the aforementioned Finance Lease Contract (Sale and Leaseback). If no agreement can be reached through negotiation, the dispute shall be submitted to the competent court stipulated in the aforementioned Finance Lease Contract (Sale and Leaseback) for trial.

Article 7 This contract is for the “finance lease contract (after-sales leaseback) shall form an integral part of.

Article 8 This contract by both parties shall become effective upon the signature or stamp.

Article 9 This Contract is made in quadruplicate, with each party holding two copies. If either party needs to increase the number of copies, it may make duplicates with the consent of both parties, and each copy shall have the same legal effect.

Lessor (seal) : Lessee (seal) :

Legal Representative (signature) :

Or Authorized representative (signature) : or Authorized representative (signature) :

Date of signing of this Contract

Annex ii: financial leasing contract (after-sales leaseback) number: LNYS - the CW - 2025002

Please refer to the detailed table

Currency unit: RMB yuan

Name of lessee	Liaoning Yisheng Biopharma Co., Ltd.			Purchase price of leased property	Selections 30000000.00
Down payment	Lease deposit	Notary fees	Insurance premium	Insurance deposit
	¥0.00	¥0.00	¥0.00	¥0.00
	Total of the above initial payments:	¥0.00	In capital: zero yuan
Rental elements	Lease term (years)	Number of lease terms	Start date of lease	Lease end date	Rent calculation method
	1	1	April 01, 2025	March 31, 2026	Equal principal amount
	LPR variety	Interest rate	Interest rate adjustment method	Lease principal	Residual value of the leased property
	One year	5%	Fixed annual interest rate	Selections 30000000.00	Selections 1500000.00
	Rental payment method	Lump sum repayment of principal and interest when due
	Note: (1) The rent for each term shall be subject to the rent payment form issued by the lessor;
The annual lease interest rate adjustment method

(1) If the fixed annual interest rate is implemented, the annual lease interest rate shall remain unchanged during the lease term and before the repayment of all rental debts under this Contract is completed;

When performing a floating interest rate, (2) the rental rates under this contract in January 1, adjust once a year, regard to this contract for the first time of the day the next year on January 1;

The lessor payment account information is as follows: (if there are any changes, a written notice to the lessor shall prevail)
Opening bank		Account name		Account number
Industrial Bank Beijing Baizhufang Sub-branch		Zhonghao Financial Leasing (Tianjin) Co., Ltd.		[***]

1. The lessee agrees to pay all the content of “initial payment” column, and promised in the contract for financial leasing (after-sales leaseback) signed within 5 days from the date of full specified amount paid to the lessor.

2. The lessee agrees that “lease elements” column in various conditions, and agree to such terms and conditions of the rental payment form (attachment 4) pay the rent on time and in full amount. Overdue payments, the lessee should be overdue amount for base, according to daily five over ten thousand of the standard to the lessor pay overdue interest.

3. If the lessee choose insurance act as purchasing agency, insurance premium according to the actual purchase insurance premium collection, unearned premium part after confirmed by the both sides would be more rent, skimpy share by the lessee to complement in time.

4, the two sides of the content and agree to the above-mentioned agreement, signed between two parties agreed to this table as the number of the financing lease contract (after-sales leaseback) effective attachment.

The lessor (stamp) : the lessee (seal) :

Attachment 3: the financing lease contract (after-sales leaseback) number: LNYS – the CW – 2025002

The lease item, the listing

Confirmed by the lessor and the lessee is consistent, the number of the financing lease contract (after-sales leaseback) under the lease item details are as follows:

[***]

Lessor (seal) : Lessee (seal) :

Attachment IV: Finance Lease Contract (Sale and Leaseback) No. : LNYS-CW-2025002

Lease payment form

Lessee: Liaoning Yisheng Biopharma Co., Ltd.

Model and quantity of leased items: (see Appendix III List of Leased Items for details)	Residual value of leased property: 1,500,000.00

Purchase price of leased items: 30,000,000.00	Lease principal: 30,000,000.00

Lease term: 2025-4-01 to 2026-3-31

Rent calculation method: Equal principal amount	Annual lease interest rate: 5%

Payment method: The principal plus interest will be paid in one lump sum at the end of the period	Number of lease terms: 1

Currency unit: RMB Yuan

Period	Rent payment date (DD/mm/YYyy)	Amount of rent	Interest rate	Interest	Principal	Lease principal balance
1	March 31, 2026	31,500,000.00	5%	1,500,000.00	30,000,000.00	0.00
Total:		31,500,000.00		1,500,000.00	30,000,000.00	0.00

Notes:

1. The lessor rent payment account information is as follows: (if there is any change, prior written notice to the lessor shall prevail)

Bank name: Industrial Bank Beijing Baizhufang Sub-branch

Account Name: Zhonghao Financial Leasing (Tianjin) Co., Ltd.

Account number: [***]

Lessor Lessor leases

Lessor (seal) : Lessee (seal) :

Finance Lease Contract (Sale and Leaseback) No. : LNYS-CW-2025002

Transfer certificate of ownership

To: Zhonghao Financial Leasing (Tianjin) Co., Ltd.

The Lessee confirms that your company has paid all the purchase price of the leased property under the Finance Lease Contract (Sale and Leaseback) and the attached Purchase Contract of the Leased Property (Sale and Leaseback) to the collection account designated by the Lessee on April 01, 2025.

In witness whereof, the Lessee further confirms that the ownership of the Leased Property under this Contract has been transferred from the Lessee to your Company as of the date of payment of the Purchase Price of the Leased Property.

Lessee (seal) :

Year Month date